Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Peter J. Meier, CFO
	Phone:	(610) 359-6903
	Fax:	(610) 359-6906

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS THIRD QUARTER RESULTS AND REGULAR QUARTERLY CASH DIVIDEND

Broomall, Pennsylvania.  October 22, 2010 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market:  ALLB) announced today its results for the quarter and nine months ended September 30, 2010.  The Company also announced that its Board of Directors declared a regular quarterly cash dividend on the common stock of the Company of $.03 per share, payable on November 19, 2010 to shareholders of record at the close of business on November 5, 2010.

The Company reported net income of $209,000 or $.03 per share for the quarter ended September 30, 2010 as compared to net income of $459,000 or $.07 per share for the quarter ended September 30, 2009.  Net interest income increased $573,000 or 19.3% to $3.5 million while other income decreased $27,000 or 8.7% to $282,000 for the quarter ended September 30, 2010 as compared to the same period in 2009.  Other expenses increased $230,000 or 8.5% to $2.9 million and the provision for loan losses increased $675,000 to $750,000 for the quarter ended September 30, 2010 as compared to $75,000 for the same period in 2009.  Lastly, income tax benefit amounted to $54,000 for the quarter ended September 30, 2010 as compared to income tax expense of $55,000 for the same period in 2009.

The increase in net interest income was primarily due to a $921,000 or 40.2% decrease in interest expense on customer deposits and FHLB advances, which more than offset a decrease of $348,000 or 6.6% in interest income primarily resulting from lower yields on interest-earning assets.  In addition, the Company repaid its remaining $5.0 million in FHLB advances during the quarter.  The decrease in other income was primarily due to the prior period gain on sale of other real estate owned.  The increase in other expenses primarily resulted from higher amounts of professional fees due to litigation expense related to the protection of our Customer First mark.  The increase in the provision for loan losses was primarily due to an increase in our allowance for loan losses primarily due to our quarter end valuation analysis primarily with respect to two loan relationships, $60,000 in charge-offs to our allowance for loan losses during the quarter, an increase in non-performing loans and current economic conditions.  The decrease in the income tax expense was due to a lower level of taxable income.

For the nine months ended September 30, 2010, net income amounted to $474,000 or $.07 per share as compared to net income of $1.1 million or $.16 per share for the nine months ended September 30, 2009.  Net interest income increased $1.3 million or 15.1% to $9.9 million while other income decreased $59,000 or 6.6% to $840,000 for the nine months ended September 30, 2010 as compared to the same period in 2009.  Other expenses increased $409,000 or 5.0% to $8.6 million and the provision for loan losses increased $1.7 million to $1.9 million for the nine months ended September 30, 2010 as compared to $225,000 for the same period in 2009.  Lastly, income tax benefit increased $255,000 to $259,000 for the nine months ended September 30, 2010 due to a lower level of taxable income.

The increase in net interest income was primarily due to a $2.1 million or 29.1% decrease in interest expense on customer deposits and FHLB advances, which more than offset a $819,000 or 5.2% decrease in interest income primarily resulting from lower yields on interest-earning assets.  In addition, borrowings were reduced by $32.0 million in FHLB advance repayments during the first nine months of 2010 which had a favorable impact on net interest income.  The decrease in other income was primarily due to a $21,000 net loss on sale of real estate owned properties.  The increase in other expenses primarily resulted from increases in occupancy and equipment, professional fees and the provision for loss on other real estate owned which were partially offset by lower FDIC deposit insurance premiums.  The increase in the provision for loan losses was primarily due to the increased amount of non-performing loans and aggregate charge-offs to the allowance for loan losses of $582,000 primarily related to two commercial loan relationships.  The increase in the income tax benefit was due to a lower level of taxable income.

The Company’s total assets decreased $28.4 million or 6.1% to $435.9 million at September 30, 2010 as compared to $464.2 million at December 31, 2009.  Cash and cash equivalents decreased $19.2 million or 25.7% to $55.7 million and investment and mortgage-backed securities decreased $10.2 million or 13.4% to $65.5 million.  Net loans receivable increased $314,000 or 0.1% to $285.3 million at September 30, 2010.  Customer deposits decreased $1.4 million or 0.4% to $373.8 million while borrowings decreased $27.2 million or 77.4% to 7.9 million at September 30, 2010.  Total stockholders’ equity amounted to $48.5 million or 11.1% of total assets as of September 30, 2010.

Nonperforming assets increased $5.8 million to $16.6 million or 3.81% of total assets at September 30, 2010 as compared to $10.8 million or 2.33% of total assets at December 31, 2009.  The nonperforming assets at September 30, 2010 included $13.5 million in nonperforming loans and $3.1 million in other real estate owned.  The increase in nonperforming assets was primarily due to a $6.1 million land and development loan for a mixed use commercial real estate project located in Bradenton, Florida being moved to non-accrual status as of March 31, 2010.  Overall, nonperforming loans included $1.6 million in single-family residential real estate loans, $1.6 million in commercial real estate loans, $9.9 million in real estate construction loans, $74,000 in commercial business loans and $265,000 in consumer loans.  The allowance for loan losses amounted to $4.9 million or 36.2% of nonperforming loans at September 30, 2010 as compared to $3.5 million or 45.1% at December 31, 2009.

President and CEO Dennis D. Cirucci stated that, “In spite of the addition to the allowance for loan losses which negatively impacted quarterly earnings, we are pleased to report that net interest income continues to improve resulting in a current net interest margin of 3.42% which is significantly up from 2.84% for the quarter ended September 30, 2009.”

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Interest income	$4,917	$5,265	$15,050	$15,869
Interest expense	1,369	2,290	5,156	7,273
Net interest income	3,548	2,975	9,894	8,596
Provision for loan losses	750	75	1,920	225
Other income	282	309	840	899
Other expenses	2,925	2,695	8,599	8,190
Income before income tax expense (benefit)	155	514	215	1,080
Income tax expense (benefit)	(54)	55	(259)	(4)
Net income	$209	$459	$474	$1,084

Basic earnings per share	$0.03	$0.07	$0.07	$0.16

UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands)

			September 30,	December 31,
			2010	2009
Total assets			$435,854	$464,216
Cash and cash equivalents			55,688	74,936
Investment and mortgage-backed securities			65,517	75,691
Loans receivable - net			285,322	285,008
Deposits			373,848	375,254
Borrowings			7,938	35,090
Total stockholders' equity			48,474	48,445

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